Investment Agreement Summary

            This Agreement signed on November 25, 2016 in the city of Changchun, China

            Parties:

1. Siping City Juyuan Hanyang Plate Heat Exchanger Co. Ltd.

Legal Representative:       Guohong Zhao

Address:   No.5 West Nanhuan Road Siping, Jilin

2. Xingkang Inernational Group.

Legal Representative:        Liping Wang

Address:   No.287-291 Middle way Shanghuandefu, Hong Kong

3.   Jilin Science and Technology Fund Operation and Service Center

Legal Representative:        Hongshi He

Address:   No.522 Changchun, Jilin

            Investment:

            Xinkang International Group (the “Shareholder”), the sole shareholder of 100% equity of Siping City Juyuan Hanyang Plate Heat Exchanger Co. Ltd. (the “Company”), approved RMB 9 million investment by Jilin Science and Technology Fund Operation and Service Center (the “New Shareholder”). Based on Jilin Zhengtai Asset Evaluation Co. Ltd. evaluation of the Company, the parties agreed that the value of the Company’s asset is RMB753,630,000. The Shareholder also decided to increase the Company’s registered capital from RMB145,000,000 to RMB146,730,080 with the increased amount of RMB1,730,000. The New Shareholder contributed the increased amount of RMB1,730,000 to the registered capital. The remaining investment of RMB7,269,200 will be accounted for as capital accumulation fund.

            The registered capital and shareholder structure before the investment was:

Shareholders	Registered capital (RMB)	Registered Capital ratio
Xingkang Inernational Group	145,000,000.00	100%
Total	145,000,000.00	100%

            The registered capital and shareholder structure after the investment is:

Shareholders	Registered Capital (RMB)	Registered Capital ratio
Xingkang Inernational Group.	145,000,000.00	98.82%
Jilin Science and Technology Fund Operation and Service Center	1,730,800.00	1.18%
Total	146,730,800.00	100%

            Condition Precedents:

            The Company and the Shareholder have provided complete and accurate financial statements of the Company and information related to the Agreement.

            The Agreement and the underlying transaction have been approved by the shareholder meeting.

            The Shareholder represents that before the transaction is closed, there will not be any adverse material change in its operation or financial statements.

            Before the transaction is closed, the Shareholder shall not transfer any of its shares to any third party.

            Before the transaction is closed, the Company shall maintain its operation and represents that it does not and will not violate any competent laws or regulations. The Company shall not dispose any of its assets or use its assets as collateral. The Company represents that it does not have any material liabilities except asset disposition or liabilities in the ordinary course of business.

            The New Shareholder will appoint a supervisor to the Company.

            If any of the above provisions has not been fulfilled, the New Shareholder has the right to terminate the Agreement and holds the Shareholder and the Company liable for any damages.

            Condition Subsequent:

            Upon execution of the agreement, the New Shareholder shall seek approval from the competent government agency governing state owned assets. After the approval, the New Shareholder shall notify the Company and within five business days, the Company shall hold a shareholder meeting to approve the increase of registered capital and complete the procedures for the increase.

            Within fifteen business days after the shareholder meeting, the Company shall complete all the registration procedures and update records with the state industrial and administrative agencies, including but not limited to amendment to the Company’s bylaws, change of directors and supervisors.

            Upon confirmation of such registration and update, the New Shareholder shall wire the investment amount to the Company’s account.

            The investment amount under the Agreement is in compliance with Jilin Zhongshi Center Construction Project (No. 20160626003GX) by Jilin Science and Technology Bureau.

            The New Shareholder’s Exit:

            The parties agree that upon the completion of Jilin Heat Exchange System Zhongshi Center Project (the “Project”) in accordance with Jilin Zhongshi Center Construction Project (No. 20160626003GX), the New Shareholder may transfer its equity in the Company.

            The equity transfer shall be in compliance with the proper procedures applied to state assets transfer and through an equity exchange center. The Shareholder has the obligation to bid for buying back the New Shareholder’s equity with a price above RMB 9,000,000. If a third party wins the bid with a price above that offered by the Shareholder, the Shareholder shall allow the New Shareholder to accept the bid and the New Shareholder will not be considered breach of the Agreement.

            The New Shareholder has the right to exit if any of the following happens before the completion of the Project:

a)	State policies or government regulations require the New Shareholder to exit;
b)	The parties cannot reach an agreement on major matters such as the Project operation or asset disposition;
c)	The New Shareholder is required to exit upon the Company’s merger, spinoff, dissolution, liquidation or change of the Company’s type.

            Termination:

            The New Shareholder has the right to terminate the Agreement upon notifying the Company if any of the following happens:

a)	Any force majeure, unpredictable or unavoidable event that makes the Project impossible to carry out;
b)	The Company breaches any of the provisions of the Agreement that makes the Project impossible to carry out or results in the New Shareholder’s damage or loss;
c)	The Company breaches any representations or warranties in the Agreement.

The Company has the right to terminate the Agreement upon notifying the New Shareholder if any of the following happens:

a)	The New Shareholder breaches any provisions of the Agreement that makes the Project impossible to carry out;
b)	The New Shareholder breaches any representations or warranties.

The Company’s Representations and Warranties

            The Company is duly organized and validly exists under the laws of the People’s Republic of China and has all necessary company power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.

            The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Company and its shareholder. The Company’s obligations under the Agreement do not contradict to any other obligations of the Company.

            This Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

            All information provided by the Company to the New Shareholder in accordance with the Agreement is true and accurate. There is no concealing, misleading or omitting of any information.

            The Company’s Shareholder approved this Agreement and the Shareholder gave up any preemptive right to the investment amount contemplated in the Agreement.

            The investment amount received by the Company shall only be used specifically for the Project with independent accounts.

            The New Shareholder Representation and Warranties

            The New Shareholder is an equity investment and management fund approved by Jilin Science and Technology Bureau and Jilin Treasure Department. It has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The New Shareholder’s obligations under this Agreement do not contradict any of its other obligations.

            This Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the New Shareholder in accordance with its terms.

            The New Shareholder will make investment in accordance with the Agreement.

            The New Shareholder will handle any matters related to the investment in accordance with pertinent Chinese laws and regulations.

            The future transfer of its equity by the New Shareholder will be made in compliance of Chinese laws and regulations and the then effective bylaws of the Company.

            The New Shareholder will not hurt the Company’s interest.